U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                            FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.  See
    Instruction 1(b).

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1.  Name and Address of Reporting Person

    Spurgeon Corporation
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    (Last)              (First)             (Middle)

    290 S. County Farm Rd., 3rd Floor
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                        (Street)

    Wheaton,             Illinois           60187
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    (City)              (State)             (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Nanophase Technologies Corp.  (NANX)
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3.  IRS or Social Security Number of Reporting Person, if an
    entity (Voluntary)


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4.  Statement for Month/Year

    January 2001
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                   [X] 10% Owner
    [ ] Officer (give title below) [ ] Other (specify below)

    -----------------------------------------------------
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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by One Reporting  [ ] Form filed by more
        Person                           than one Reporting
                                         Person

========================================================================================================
                      Table I -- Non-Derivative Securities Beneficially Owned
========================================================================================================
                                3. Trans-  4. Securities Acquired  5. Amount of  6. Owner-   7. Nature of
                                action     (A) or Disposed of (D)  Securities    ship Form:  Indirect
                      2. Tran-  Code       ----------------------  Beneficially  Direct (D)  Beneficial
                      saction   ---------          (A)             Owned at      or Indir-   Ownership
1. Title of Security  Date      Code   V   Amount  or (D)  Price   End of Month  ect (I)     (Instr. 4)
- ------------------- --------- -----  --   -------  -----  ------  -----------   ---------   -----------

Common Stock          1/05/01   P          1,000   A       10.00                 D           <F1>

Common Stock          1/05/01   P          1,000   A       10.00                 D           <F1>

Common Stock          1/05/01   P            200   A       10.00                 D           <F1>

Common Stock          1/05/01   P            400   A       10.00                 D           <F1>

Common Stock          1/05/01   P            400   A       10.00                 D           <F1>

Common Stock          1/05/01   P            100   A       10.00                 D           <F1>

Common Stock          1/09/01   P            400   A        9.63                 D           <F1>

Common Stock          1/09/01   P            400   A        9.75                 D           <F1>

Common Stock          1/09/01   P            300   A        9.75                 D           <F1>

Common Stock          1/11/01   P          1,000   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            300   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            500   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            800   A        9.50                 D           <F1>

Common Stock          1/12/01   P          3,600   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/12/01   P            100   A        9.50                 D           <F1>

Common Stock          1/19/01   P            100   A       10.38                 D           <F1>

Common Stock          1/19/01   P          1,000   A       10.50                 D           <F1>

Common Stock          1/19/01   P            100   A       10.50                 D           <F1>

Common Stock          1/19/01   P            100   A       10.50                 D           <F1>

Common Stock          1/19/01   P          1,000   A       10.50                 D           <F1>

Common Stock          1/19/01   P          1,000   A       10.50                 D           <F1>

Common Stock          1/19/01   P          1,000   A       10.50                 D           <F1>

Common Stock          1/19/01   P          1,000   A       10.50                 D           <F1>

Common Stock          1/19/01   P            800   A       10.50                 D           <F1>

Common Stock          1/19/01   P            500   A       10.50                 D           <F1>

Common Stock          1/19/01   P            500   A       10.50                 D           <F1>

Common Stock          1/19/01   P            500   A       10.50                 D           <F1>

Common Stock          1/19/01   P            500   A       10.50   2,013,943     D           <F1>

<F1>
AS GENERAL PARTNER OF GRACE BROTHERS, LTD. WHICH OWNS 944,193
SHARES AND AS GENERAL PARTNER OF GRACE INVESTMENTS, LTD.
WHICH OWNS 1,069,750 SHARES.

============================================================================================================
               Table II -- Derivative Securities Acquired Disposed of, or Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)
============================================================================================================

                                                                                             9.
                                                                                             Num-
                                                                                             ber of  10.
                                                                                             Deriv-  Owner-
                  2.                        5. Number                                        ative   ship
                  Conv-                     of Deriva-                   7. Type and         Secur-  Form of
                  ersion                    tive Secur-  6. Date         Amount of    8.     ities   Deriv-
                  Price                     Acquir-      Exercisable and Underlying   Price  Bene-   ative
                  of              4. Trans- ed or Dis-   Expiration Date Securities   of     ficial- Secur-
                  Deriv-          action    posed of (D) --------------- ------------ Deriv- ly Own- ity: Di-
                  ative  3. Tran- Code      ------------ Date    Expir-        Amount ative  ed at   rect (D)
1. Title of Deri- Secur- saction  ---------              Exer-   ation-        of     Secu-  End of  or Indi-
vative Security   ity    Date     Code  V   (A)    (D)   cisable Date    Title Shares rity   Month   rect (I)
- ---------------  -----  ------- ---------  -----------  ------- ------- ----- ------ ------ ------- -------


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Explanation of Responses:

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SPURGEON CORPORATION

By: /s/ David J. Allen                 February 1, 2001
   -------------------------------     --------------------
   Name: David J. Allen,               Date
         Vice President
         **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See
Instruction 6 for procedure.